Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Advanced Micro Devices, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	30,108,712	$125.21	$3,769,911,829.52	$0.0000927	$349,470.83
Total Offering Amounts					$3,769,911,829.52		$349,470.83
Total Fee Offsets
Net Fee Due					$3,769,911,829.52		$349,470.83

(1)

This Form S-8 is registering 30,108,712 shares of Common Stock, par value $0.01 per share (“AMD Common Stock”), of Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), representing (i) the number of shares to be issued upon the settlement of outstanding restricted stock units (“RSUs”) outstanding under the Xilinx, Inc. 2007 Equity Incentive Plan (the “Xilinx Equity Incentive Plan”), after giving effect to the merger of Thrones Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), with and into Xilinx, Inc. (“Xilinx”), with Xilinx as the surviving corporation and a wholly owned subsidiary of the Company, pursuant to which such RSUs were assumed by the Company and became the right to receive shares of AMD Common Stock in accordance with the terms and calculations set forth in the Agreement and Plan of Merger, dated October 26, 2020 (the “Merger Agreement”), by and among the Company, Merger Sub and Xilinx, and (ii) any additional shares of AMD Common Stock that may become issuable under the Xilinx Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may become issuable under the Xilinx Equity Incentive Plan pursuant to stock splits, stock dividends or similar transactions, without the need for any post-effective amendment.

(2)

Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the 30,108,712 shares of AMD Common Stock subject to outstanding RSUs under the Xilinx Equity Incentive Plan are based on the average of the high and low prices of AMD Common Stock on February 7, 2022. Such estimate is used solely for the calculation of the registration fee.

Table 2: Fee Offset Claims and Sources

N/A